EXHIBIT 23.7


                           Consent of ING Barings LLC


         We consent to the incorporation by reference in the Registration Statement on Form S-8 of Styleclick, Inc. of our Opinion dated March 21, 2000, with respect to the fairness of the consideration to be received by shareholders, from a financial point of view, which appeared as an exhibit to the Registration Statement on Form S-4 (No. 333-33194) and related Proxy Statement/Prospectus of Styleclick, Inc. for the registration of shares of its common stock, filed with the Securities and Exchange Commission and also to the incorporation by reference of summaries and excerpts of that Opinion that appeared in the S-4 Registration Statement in the section entitled "The Proposed Transactions."

                                             /s/ ING BARINGS LLC
                                             -------------------


New York, New York
July 24, 2000